Exhibit 10.14(a)

FIRST AMENDMENT TO
MINERALS TECHNOLOGIES INC. SAVINGS AND INVESTMENT PLAN
(as amended and restated effective as of September 14, 2007, with certain other effective dates)

WHEREAS, pursuant to Section XXIII of the Minerals Technologies Inc. Savings and Investment Plan, as amended and restated effective as of September 14, 2007, with certain other effective dates (the “Plan”), Minerals Technologies Inc. (the “Employer”) reserves the right to amend the Plan by action of its Board of Directors; and

WHEREAS, the Employer desires to amend the Plan to comply with the final regulations under Section 415 of the Internal Revenue Code.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2008, as follows:

1. Section 1.6 of the Plan shall be amended by adding the following to the conclusion of such Section:

Any compensation described in this Section 1.6 shall not fail to be Compensation merely because it is paid after the Participant’s severance from employment with the Employer, provided the Compensation is paid by the later of 2½ months after severance from employment with the Employer or the end of the Plan Year that includes the date of severance from employment.

In addition, payment for unused accrued bona fide vacation shall be included as Compensation described in this Section 1.6 if (i) the Participant would have been able to use the leave if employment had continued, (ii) such amounts are paid by the later of 2½ months after severance from employment with the Employer or the end of the Plan Year that includes the date of severance from employment, and (iii) such amounts would have been included as Compensation if they were paid prior to the Participant’s severance from employment with the Employer.

   2.Section 11.1(a)(4) of the Plan shall be amended to read in its entirety as follows:

(4)If the limitations of Code Section 415 are exceeded, such excess amount shall be corrected in accordance with the requirements of applicable law, including pursuant to the Employee Plans Compliance Resolution System.

IN WITNESS WHEREOF, the Employer, by its duly authorized officers, has caused this First Amendment to be executed on this 22nd day of December, 2008.

MINERALS TECHNOLOGIES INC.

BY:   /s/Kirk Forrest
Kirk Forrest
General Counsel

BY:   /s/ D. Randy Harrison
D. Randy Harrison
Sr. Vice-President, Organization and Human Resources